Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts:	Investors – InvestorRelations@atlasair.com Media – CorpCommunications@atlasair.com

Atlas Air Worldwide

Reports Second-Quarter 2020 Results

•	Results Reflect Strong Airfreight Demand and Resilient Business Model
•	Reported Net Income of $78.9 Million
•	Adjusted EBITDA of $247.0 Million and Adjusted Net Income of $123.2 Million
•	Expecting Third-Quarter and Full-Year 2020 Earnings Growth

PURCHASE, N.Y., August 6, 2020 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced second-quarter 2020 net income of $78.9 million, or $3.01 per diluted share, compared with net income of $86.9 million, or $1.61 per diluted share, in the second quarter of 2019.

On an adjusted basis, EBITDA totaled $247.0 million in the second quarter this year compared with $84.1 million in the second quarter of 2019. Adjusted net income in the second quarter of 2020 totaled $123.2 million, or $4.71 per diluted share, compared with $4.5 million, or $0.17 per diluted share, in the second quarter of 2019.

“Revenue and earnings in the second quarter continued to exceed our expectations,” said Chief Executive Officer John W. Dietrich. “These positive results were primarily driven by the team capitalizing on strong demand and higher yields in our commercial charter and South America businesses. We also continued to provide the U.S. military with essential services and our ACMI customers flew well above their minimum guarantees.

“We continued to execute on very favorable business opportunities in a challenging operating environment, with the safety of our employees as our top priority. We leveraged the scale of our world-class fleet, the scope of our global operations and the flexibility of our business model to capitalize on market dynamics.

“To serve this increased demand, we reactivated three of our 747-400 converted freighters and operationalized a 777 freighter from our Dry Leasing business. This enabled us to serve the strong and profitable shorter-term demand, while also entering into numerous new long-term charter programs at attractive yields. We expanded our long-term charter business to include new agreements with manufacturers such as HP Inc., and large freight forwarders like DHL Global Forwarding, APEX Logistics, DB Schenker, Flexport and Geodis, all that wanted to secure committed capacity from us.”

Mr. Dietrich added: “We continued to deliver safe and high-quality service for our customers, despite the many challenges presented by this pandemic, including a variety of travel restrictions, testing protocols, quarantine mandates and other operational challenges. This is a true testament to the commitment and dedication of all our Atlas team members, particularly our crew and ground staff out in the field.

“We are taking every precaution to safeguard all our employees and ensure that we continue to transport the goods the world needs during these important times. We also appreciate our customers’ and vendors’ commitment to safety, and their partnership and unity as we protect our employees and our operations.”

He said: “Atlas is continuing to play an essential role in the global supply chain, and the goods we carry help save lives, fuel economic activity and support jobs. We are playing a key role in our customers’ operating networks, and are helping businesses and communities manage through COVID-19.

“With our broad portfolio of aircraft, including the world’s largest fleet of 747 freighters, along with large fleets of 777s, 767s and 737s, we provide our customers with fleet choices and operating capabilities that are unmatched in our industry.

“We have a talented team, a strong balance sheet, and we continue to demonstrate our ability to adjust to market conditions, capitalize on strategic growth opportunities, and navigate through these evolving and uncertain times.

“Reflecting our first-half results and our current market expectations, and subject to any material COVID-19 developments, we anticipate full-year 2020 revenue of just over $3 billion and adjusted EBITDA of approximately $750 million.*

“Our outlook also expects approximately 50% of our full-year 2020 adjusted net income to occur in the second half of the year. That would result in 2020 adjusted net income being more than double 2019.”

Second-Quarter Results

Volumes in the second quarter of 2020 increased to 84,966 block hours compared with 80,282 in the second quarter of 2019, with revenue rising to $825.3 million compared with $663.9 million in the prior-year quarter.

ACMI segment revenue during the period reflected lower block hours, primarily driven by the redeployment of 747-400 aircraft to the Charter segment to support new long-term charter programs with customers seeking to secure committed cargo capacity. This was partially offset by an increase in 777, 737 and 747-400 CMI flying.

ACMI segment contribution decreased during the quarter primarily due to higher heavy maintenance, including additional engine overhauls and other maintenance performed to take advantage of slot availability and opportunities for vendor pricing discounts. In addition, segment contribution reflected higher pilot costs related to a 10% increase in pay rates resulting from our recent interim agreement with our pilots and premium pay for pilots operating in certain areas outside of the U.S. significantly impacted by COVID-19; and the redeployment of 747-400 aircraft to the Charter segment to support new long-term charter programs with customers seeking to secure committed cargo capacity. Partially offsetting these items was an increase in 777, 737 and 747-400 CMI flying, and a reduction in aircraft rent and depreciation.

Charter segment revenue during the period primarily reflected increased levels of flying and an increase in the average rate per block hour. Block-hour volume growth was primarily driven by increased demand for freighter aircraft, reflecting a combination of increased demand for cargo, as well as the reduction of available cargo capacity in the market, the disruption of global supply chains due to the pandemic and our ability to increase utilization. As a result of this increase in demand and in support of new long-term charter programs with customers seeking to secure committed cargo capacity, we redeployed 747-400 aircraft from ACMI and began operating a 777 from our Dry Leasing business. The increase in the average rate per block hour primarily reflected higher commercial cargo yields (excluding fuel), partially offset by lower levels of 747 passenger flying for the U.S. military.

Charter segment contribution was driven by the increase in commercial cargo yields (excluding fuel), and demand for freighter aircraft, reflecting a combination of increased demand for cargo, as well as the reduction of available capacity in the market, the disruption of the global supply chain due to the pandemic and our ability to increase utilization. In addition, segment contribution benefited from a reduction in aircraft rent and depreciation, and the redeployment of 747-400 aircraft from ACMI and a 777 freighter from Dry Leasing. These improvements were partially offset by: higher heavy maintenance expense, including additional engine overhauls and other maintenance performed to take advantage of slot availability and opportunities for vendor pricing discounts; lower U.S. military passenger flying as the pandemic disrupted the movement of U.S. military personnel; and higher pilot costs related to a 10% increase in pay rates resulting from our recent interim agreement with our pilots and premium pay for pilots operating in certain areas outside of the U.S. significantly impacted by COVID-19.

In Dry Leasing, lower segment revenue and contribution in the second quarter of 2020 primarily related to changes in leases and the disposition of certain nonessential Dry Leased aircraft during the first quarter of 2020.

Lower unallocated income and expenses, net, during the quarter primarily reflected a $24.3 million (after tax) refund of aircraft rent paid in previous years.

Reported earnings in the second quarter of 2020 also included an effective income tax rate of 29.5%, due mainly to nondeductible changes in the value of outstanding warrants. On an adjusted basis, our results reflected an effective income tax rate of 21.6%.

Cash and Short-Term Investments

At June 30, 2020, our cash and cash equivalents, restricted cash and short-term investments totaled $739.2 million, compared with $114.3 million at December 31, 2019.

Our improved cash balance primarily reflected strong cash provided by operating activities, and also included the funds we received through the Payroll Support Program available to air cargo carriers under the CARES Act. Those funds will be utilized to pay the salaries, wages and benefits of employees, and helps us to protect the jobs of our highly-skilled team during this period of global uncertainty.

Net cash provided by financing activities during the first six months of 2020 primarily related to proceeds from debt issuance and from our revolving credit facility, partially offset by payments on debt obligations.

Net cash used for investing activities during the first six months of 2020 primarily related to capital expenditures and payments for flight equipment and modifications, including spare engines and GEnx engine performance upgrade kits, partially offset by proceeds from the disposal of aircraft.

To mitigate the impact of any continuation or worsening of the pandemic, we have implemented a number of cost-reduction initiatives, including a significant reduction in nonessential employee travel, the use of contractors and ground staff hiring. We have also taken actions to increase liquidity and strengthen our financial position, such as the sale of certain nonessential assets and our participation in the Payroll Support Program under the CARES Act.

Half-Year Results

Reported results for the six months ended June 30, 2020 reflected net income of $102.3 million, or $3.92 per diluted share, which included a $29.7 million unrealized loss on financial instruments. Results for the first half compared with net income of $57.2 million, or $2.21 per diluted share, which included an unrealized loss on financial instruments of $4.3 million, for the six months ended June 30, 2019.

On an adjusted basis, EBITDA totaled $368.2 million in the first half of 2020 compared with $204.5 million in the first half of 2019. First-half 2020 adjusted net income totaled $153.1 million, or $5.87 per diluted share, compared with $31.8 million, or $1.16 per diluted share, in the first half of 2019.

2020 Outlook*

Reflecting our first-half results and our current market expectations for the balance of the year, and subject to any material COVID-19 developments, we expect to fly more than 330,000 block hours in 2020, with about 70% of the hours in ACMI and the remainder in Charter.

We also anticipate revenue of just over $3 billion and adjusted EBITDA of approximately $750 million. Our outlook also expects approximately 50% of our full-year 2020 adjusted net income to occur in the second half of the year. That would result in 2020 adjusted net income being more than double 2019.

Historically, we have generated the vast majority of our earnings in the second half of the year. This year, however, due to the strength of the first half, we anticipate our full-year 2020 adjusted net income to be more evenly split between the first and second half. Our second-quarter results this year benefited from commercial charter yields that were significantly above typical levels and from a $24.3 million (after tax) refund of excess aircraft rent paid in previous years.

Aircraft maintenance expense in 2020 is expected to total about $480 million, with depreciation and amortization totaling around $255 million. Core capital expenditures, which exclude aircraft and engine purchases, are projected to total approximately $80 to $90 million, mainly for parts and components for our fleet.

We estimate our full-year 2020 adjusted effective income tax rate will be approximately 23%.

For the third quarter of 2020, we expect commercial charter yields to moderate from the second quarter, but still remain elevated compared with typical yields for this time of year. We anticipate flying more than 85,000 block hours (about 70% in ACMI), with revenue of nearly $800 million and adjusted EBITDA of about $170 million. We also expect that our third-quarter adjusted net income will represent approximately 20% of our full-year 2020 adjusted net income, or to be more than six times higher than third-quarter 2019 adjusted net income of $9.5 million.

We provide guidance on an adjusted basis because we are unable to predict, with reasonable certainty, the effects of outstanding warrants and other items that could be material to our reported results.*

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s second-quarter 2020 financial and operating results at 11:00 a.m. Eastern Time on Thursday, August 6, 2020.

Interested parties may listen to the call live at Atlas Air Worldwide’s Investor site or at https://edge.media-server.com/mmc/p/9fgsqxqz.

For those unable to listen to the live call, a replay will be archived on the Investor site following the call. A replay will also be available through August 14 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 1098299#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted net income; Adjusted Diluted EPS; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Net income (loss); Diluted EPS; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP. Effective during the three months ended September 30, 2019, we changed our method of calculating Adjusted EBITDA to include Other Non-operating expenses (income) to enhance the usefulness for investors and analysts, and the comparability of the calculation to that of other companies. Prior period amounts have been adjusted for comparability.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

•	Adjusted EBITDA; Adjusted net income; and Adjusted Diluted EPS provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted net income.

•	Adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

•	Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

*We provide guidance on an adjusted basis and are unable to provide forward-looking guidance on a U.S. GAAP basis or a reconciliation to the most directly comparable U.S. GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items. The principal item is the impact on our results of our outstanding warrant liability, which are highly dependent on the change in our stock price during the period reported. These items are uncertain, depend on various factors, and could have a material impact on our U.S. GAAP results.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon; our ability to coordinate with Amazon to accept newly converted aircraft; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; changes in U.S. and foreign government trade policies; economic conditions; the impact of geographical events or health epidemics such as the COVID-19 pandemic; our compliance with the requirements and restrictions under the Payroll Support Program; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; significant data breach or disruption of our information technology systems; labor costs and relations, work stoppages and service slowdowns; the outcome of pending negotiations with our pilots’ union; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2020 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publically any forward-looking statement to reflect future events or circumstances.

*    *    *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating Revenue	$825,253	$663,918	$1,468,755	$1,343,601

Operating Expenses
Salaries, wages and benefits	192,591	141,450	340,335	286,924
Maintenance, materials and repairs	168,300	113,471	262,452	217,091
Aircraft fuel	83,242	122,158	191,560	228,479
Depreciation and amortization	65,826	63,689	123,410	128,170
Travel	34,627	46,374	77,018	91,403
Navigation fees, landing fees and other rent	35,638	37,982	67,039	78,198
Passenger and ground handling services	30,130	30,525	62,089	62,685
Aircraft rent	24,316	40,335	48,283	82,223
Loss (gain) on disposal of aircraft	2	-	(6,715)	-
Special charge	15,934	3,269	15,934	3,269
Transaction-related expenses	1,275	734	1,796	3,261
Other	52,710	54,961	103,822	106,054
Total Operating Expenses	704,591	654,948	1,287,023	1,287,757

Operating Income	120,662	8,970	181,732	55,844

Non-operating Expenses (Income)
Interest income	(224)	(1,278)	(704)	(3,322)
Interest expense	28,950	30,045	58,225	60,398
Capitalized interest	(132)	(627)	(325)	(1,090)
Loss on early extinguishment of debt	74	-	74	245
Unrealized loss (gain) on financial instruments	30,671	(42,300)	29,747	4,275
Other (income) expense, net	(50,598)	945	(49,392)	(2,030)
Total Non-operating Expenses (Income)	8,741	(13,215)	37,625	58,476

Income (loss) before income taxes	111,921	22,185	144,107	(2,632)
Income tax expense (benefit)	33,009	(64,683)	41,842	(59,790)

Net Income	$78,912	$86,868	$102,265	$57,158

Earnings per share:
Basic	$3.02	$3.36	$3.93	$2.22
Diluted	$3.01	$1.61	$3.92	$2.21

Weighted average shares:
Basic	26,129	25,851	26,048	25,794
Diluted	26,182	26,953	26,074	25,921

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$726,402	$103,029
Restricted cash	12,776	10,401
Short-term investments	-	879
Accounts receivable, net of allowance of $886 and $1,822, respectively	239,051	290,119
Prepaid expenses, assets held for sale and other current assets	177,978	228,103
Total current assets	1,156,207	632,531
Property and Equipment
Flight equipment	4,962,987	4,880,424
Ground equipment	86,341	83,584
Less: accumulated depreciation	(1,068,347)	(977,883)
Flight equipment modifications in progress	26,960	67,101
Property and equipment, net	4,007,941	4,053,226
Other Assets
Operating lease right-of-use assets	200,194	231,133
Deferred costs and other assets	378,567	391,895
Intangible assets, net and goodwill	73,841	76,856
Total Assets	$5,816,750	$5,385,641

Liabilities and Equity
Current Liabilities
Accounts payable	$73,812	$79,683
Accrued liabilities	653,253	481,725
Current portion of long-term debt and finance leases	275,017	395,781
Current portion of long-term operating leases	143,225	141,973
Total current liabilities	1,145,307	1,099,162
Other Liabilities
Long-term debt and finance leases	2,238,664	1,984,902
Long-term operating leases	322,450	392,832
Deferred taxes	111,802	74,040
Financial instruments and other liabilities	68,160	42,526
Total other liabilities	2,741,076	2,494,300
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 31,493,328 and 31,048,842 shares issued, 26,135,945 and 25,870,876 shares outstanding (net of treasury stock), as of June 30, 2020 and December 31, 2019, respectively	315	310
Additional paid-in-capital	801,002	761,715
Treasury stock, at cost; 5,357,383 and 5,177,966 shares, respectively	(217,711)	(213,871)
Accumulated other comprehensive loss	(2,347)	(2,818)
Retained earnings	1,349,108	1,246,843
Total stockholders’ equity	1,930,367	1,792,179
Total Liabilities and Equity	$5,816,750	$5,385,641

1 Balance sheet debt at June 30, 2020 totaled $2,513.7 million, including the impact of $59.7 million of unamortized discount and debt issuance costs of $33.0 million, compared with $2,380.7 million, including the impact of $68.6 million of unamortized discount and debt issuance costs of $35.1 million at December 31, 2019.

2 The face value of our debt at June 30, 2020 totaled $2,606.4 million, compared with $2,484.4 million on December 31, 2019.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2020	June 30, 2019
Operating Activities:
Net Income	$102,265	$57,158

Adjustments to reconcile Net Income to net cash provided by operating activities:
Depreciation and amortization	157,509	157,820
Amortization (accretion) of debt securities discount	(2)	208
Provision for (reversal of) expected credit losses	(6)	4
Loss on early extinguishment of debt	74	245
Special charge, net of cash payments	15,934	3,269
Unrealized loss (gain) on financial instruments	29,747	4,275
Loss (gain) on disposal of aircraft	(6,715)	-
Deferred taxes	39,518	(60,122)
Stock-based compensation	10,506	10,025
Changes in:
Accounts receivable	51,781	26
Prepaid expenses, current assets and other assets	(19,115)	(23,835)
Accounts payable, accrued liabilities and other liabilities	178,894	(40,076)
Net cash provided by operating activities	560,390	108,997
Investing Activities:
Capital expenditures	(25,095)	(76,754)
Payments for flight equipment and modifications	(59,919)	(99,161)
Proceeds from insurance	-	38,133
Proceeds from investments	881	9,313
Proceeds from disposal of aircraft	44,110	-
Net cash used for investing activities	(40,023)	(128,469)
Financing Activities:
Proceeds from debt issuance	321,518	19,723
Payment of debt issuance costs	(3,910)	(955)
Payments of debt and finance lease obligations	(274,960)	(160,091)
Proceeds from revolving credit facility	75,000	50,000
Customer maintenance reserves and deposits received	6,010	8,039
Customer maintenance reserves paid	(14,437)	-
Treasury shares withheld for payment of taxes	(3,840)	(9,227)
Net cash provided by (used for) financing activities	105,381	(92,511)
Net increase (decrease) in cash, cash equivalents and restricted cash	625,748	(111,983)
Cash, cash equivalents and restricted cash at the beginning of period	113,430	232,741
Cash, cash equivalents and restricted cash at the end of period	$739,178	$120,758

Noncash Investing and Financing Activities:

Acquisition of flight equipment included in Accounts payable and accrued liabilities	$13,613	$51,996
Acquisition of property and equipment acquired under operating leases	$1,918	$-
Customer maintenance reserves settled with sale of aircraft	$6,497	$-

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating Revenue:
ACMI	$291,951	$307,278	$570,695	$613,845
Charter	497,547	315,679	825,176	620,793
Dry Leasing	40,906	43,535	82,832	113,481
Customer incentive asset amortization	(9,534)	(6,936)	(18,556)	(13,222)
Other	4,383	4,362	8,608	8,704
Total Operating Revenue	$825,253	$663,918	$1,468,755	$1,343,601

Direct Contribution:
ACMI	$14,495	$40,640	$66,802	$80,647
Charter	185,969	14,084	236,750	43,217
Dry Leasing	9,721	11,091	20,420	46,618
Total Direct Contribution for Reportable Segments	210,185	65,815	323,972	170,482

Unallocated expenses and (income), net	(50,308)	(81,927)	(139,029)	(162,064)
Loss on early extinguishment of debt	(74)	-	(74)	(245)
Unrealized gain (loss) on financial instruments	(30,671)	42,300	(29,747)	(4,275)
Special charge	(15,934)	(3,269)	(15,934)	(3,269)
Transaction-related expenses	(1,275)	(734)	(1,796)	(3,261)
Gain (loss) on disposal of aircraft	(2)	-	6,715	-
Income (loss) before income taxes	111,921	22,185	144,107	(2,632)

Add back (subtract):
Interest income	(224)	(1,278)	(704)	(3,322)
Interest expense	28,950	30,045	58,225	60,398
Capitalized interest	(132)	(627)	(325)	(1,090)
Loss on early extinguishment of debt	74	-	74	245
Unrealized (gain) loss on financial instruments	30,671	(42,300)	29,747	4,275
Other (income) expense, net	(50,598)	945	(49,392)	(2,030)
Operating Income	$120,662	$8,970	$181,732	$55,844

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct operating and ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different commercial and economic characteristics, which are separately reviewed by our chief operating decision maker.

Direct Contribution consists of income (loss) before taxes, excluding loss on early extinguishment of debt, unrealized gain (loss) on financial instruments, special charge, transaction-related expenses, loss (gain) on disposal of aircraft, nonrecurring items, and unallocated expenses and (income), net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated expenses and (income), net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue and other nonoperating costs.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2020	June 30, 2019	Percent Change
Net Income	$78,912	$86,868	(9.2)%
Impact from:
CARES Act grant income[1]	(20,167)	-
Customer incentive asset amortization	9,534	6,936
Special charge	15,934	3,269
Costs associated with transactions[2]	1,275	734
Leadership transition costs	3,156	541
Noncash expenses and income, net[3]	4,458	4,579
Unrealized loss (gain) on financial instruments	30,671	(42,300)
Other, net[4]	279	1,815
Income tax effect of reconciling items	(863)	(3,652)
Special tax item[6]	-	(54,272)
Adjusted Net Income	$123,189	$4,518	NM

Adjusted weighted average diluted shares outstanding	26,182	26,953

Adjusted Diluted EPS	$4.71	$0.17	NM

	For the Six Months Ended
	June 30, 2020	June 30, 2019	Percent Change
Net Income	$102,265	$57,158	78.9%
Impact from:
CARES Act grant income[1]	(20,167)	-
Customer incentive asset amortization	18,556	13,222
Special charge	15,934	3,269
Costs associated with transactions[2]	1,796	3,261
Leadership transition costs	3,757	541
Noncash expenses and income, net[3]	8,844	9,047
Unrealized loss on financial instruments	29,747	4,275
Other, net[4]	(6,103)	(979)
Income tax effect of reconciling items	(1,559)	(3,681)
Special tax item[6]	-	(54,272)
Adjusted Net Income	$153,070	$31,841	NM

Adjusted weighted average diluted shares outstanding	26,074	27,437

Adjusted Diluted EPS	$5.87	$1.16	NM

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2020	June 30, 2019	Percent Change
Income before taxes	$111,921	$22,185	NM
Impact from:
CARES Act grant income[1]	(20,167)	-
Customer incentive asset amortization	9,534	6,936
Special charge	15,934	3,269
Costs associated with transactions[2]	1,275	734
Leadership transition costs	3,156	541
Noncash expenses and income, net[3]	4,458	4,579
Unrealized loss (gain) on financial instruments	30,671	(42,300)
Other, net[4]	279	1,815
Adjusted income (loss) before income taxes	$157,061	$(2,241)	NM
Interest expense, net[5]	24,136	24,034
Other (income) expense, net	(50,598)	945
Adjusted operating income	$130,599	$22,738	NM

Income tax expense (benefit)	$33,009	$(64,683)
Income tax effect of reconciling items	(863)	(3,652)
Special tax item[6]	-	(54,272)
Adjusted income tax expense (benefit)	33,872	(6,759)
Adjusted income (loss) before income taxes	$157,061	$(2,241)
Effective tax expense (benefit) rate	29.5%	(291.6)%
Adjusted effective tax expense (benefit) rate	21.6%	(301.6)%

	For the Six Months Ended
	June 30, 2020	June 30, 2019	Percent Change
Income (loss) before taxes	$144,107	$(2,632)	NM
Impact from:
CARES Act grant income[1]	(20,167)	-
Customer incentive asset amortization	18,556	13,222
Special charge	15,934	3,269
Costs associated with transactions[2]	1,796	3,261
Leadership transition costs	3,757	541
Noncash expenses and income, net[3]	8,844	9,047
Unrealized loss on financial instruments	29,747	4,275
Other, net[4]	(6,103)	(979)
Adjusted income before income taxes	$196,471	$30,004	NM
Interest expense, net[5]	48,352	47,885
Other (income) expense, net	(49,392)	(2,030)
Adjusted operating income	$195,431	$75,859	157.6%

Income tax expense (benefit)	$41,842	$(59,790)
Income tax effect of reconciling items	(1,559)	(3,681)
Special tax item[6]	-	(54,272)
Adjusted income tax expense (benefit)	43,401	(1,837)
Adjusted income before income taxes	$196,471	$30,004
Effective tax expense (benefit) rate	29.0%	(2,271.7)%
Adjusted effective tax expense (benefit) rate	22.1%	(6.1)%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2020	June 30, 2019	Percent Change
Net Income	$78,912	$86,868	(9.2)%
Interest expense, net	28,594	28,140
Depreciation and amortization	65,826	63,689
Income tax expense (benefit)	33,009	(64,683)
EBITDA	206,341	114,014
CARES Act grant income[1]	(20,167)	-
Customer incentive asset amortization	9,534	6,936
Special charge	15,934	3,269
Costs associated with transactions[2]	1,275	734
Leadership transition costs	3,156	541
Unrealized loss (gain) on financial instruments	30,671	(42,300)
Other, net[4]	279	954
Adjusted EBITDA	$247,023	$84,148	193.6%

	For the Six Months Ended
	June 30, 2020	June 30, 2019	Percent Change

Net Income	$102,265	$57,158	78.9%
Interest expense, net	57,196	55,986
Depreciation and amortization	123,410	128,170
Income tax expense (benefit)	41,842	(59,790)
EBITDA	324,713	181,524
CARES Act grant income[1]	(20,167)	-
Customer incentive asset amortization	18,556	13,222
Special charge	15,934	3,269
Costs associated with transactions[2]	1,796	3,261
Leadership transition costs	3,757	541
Unrealized loss on financial instruments	29,747	4,275
Other, net[4]	(6,103)	(1,580)
Adjusted EBITDA	$368,233	$204,512	80.1%

1 CARES Act grant income in 2020 is related to income associated with the Payroll Support Program.

2 Costs associated with transactions in 2020 primarily related to costs associated with the Payroll Support Program and our acquisition of Southern Air. Costs associated with transactions in 2019 primarily related to a customer transaction with warrants and other costs associated with our acquisition of Southern Air.

3 Noncash expenses and income, net in 2020 and 2019 is primarily related to amortization of debt discount on the convertible notes.

4 Other, net in 2020 is primarily related to a $6.7 million net gain on the sale of aircraft, costs associated with the refinancing of debt and accrual for legal matters and professional fees. Other, net in 2019 is primarily related to a net insurance recovery, loss on early extinguishment of debt, unique training aircraft costs required for a customer contract and accrual for legal matters and professional fees.

5 Interest expense, net excludes noncash expenses primarily related to the amortization of debt discount on convertible notes.

6 Special tax item in 2019 represented income tax benefits from the completion of the 2015 IRS examination that are not related to ongoing operations.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2020	June 30, 2019
Net Cash Provided by Operating Activities	$488,543	$55,228
Less:
Capital expenditures	16,804	46,170
Capitalized interest	132	627
Free Cash Flow[1]	$471,607	$8,431

	For the Six Months Ended
	June 30, 2020	June 30, 2019
Net Cash Provided by Operating Activities	$560,390	$108,997
Less:
Capital expenditures	25,095	76,754
Capitalized interest	325	1,090
Free Cash Flow[1]	$534,970	$31,153

[1]	Free Cash Flow = Net Cash from Operations minus Base Capital Expenditures and Capitalized Interest.
Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/	For the Six Months Ended		Increase/
	June 30, 2020	June 30, 2019	(Decrease)	June 30, 2020	June 30, 2019	(Decrease)
Block Hours
ACMI	59,531	61,942	(2,411)	113,910	121,722	(7,812)
Charter	23,984	17,661	6,323	42,250	34,321	7,929
Cargo	20,876	12,888	7,988	34,416	24,367	10,049
Passenger	3,108	4,773	(1,665)	7,834	9,954	(2,120)
Other	1,451	679	772	2,053	1,299	754
Total Block Hours	84,966	80,282	4,684	158,213	157,342	871

Revenue Per Block Hour
ACMI	$4,904	$4,961	$(57)	$5,010	$5,043	$(33)
Charter	$20,745	$17,874	$2,871	$19,531	$18,088	$1,443
Cargo	$21,260	$17,473	$3,787	$19,781	$17,710	$2,071
Passenger	$17,285	$18,957	$(1,672)	$18,431	$19,012	$(581)

Average Utilization (block hours per day)
ACMI[1]	8.7	8.7	-	8.2	8.7	(0.5)
Charter
Cargo	10.7	8.4	2.3	9.3	8.2	1.1
Passenger	3.5	5.9	(2.4)	4.4	6.2	(1.8)
All Operating Aircraft[1,2]	8.8	8.5	0.3	8.2	8.4	(0.2)

Fuel
Charter
Average fuel cost per gallon	$1.10	$2.37	$(1.27)	$1.47	$2.30	$(0.83)
Fuel gallons consumed (000s)	75,769	51,596	24,173	130,047	99,468	30,579

1 ACMI and All Operating Aircraft averages in the second quarter and first six months of 2020 reflect the impact of increases in the number of CMI aircraft and amount of CMI flying compared with the same periods of 2019.

2 Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/	For the Six Months Ended		Increase/
	June 30, 2020	June 30, 2019	(Decrease)	June 30, 2020	June 30, 2019	(Decrease)
Segment Operating Fleet (average aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	8.8	8.2	0.6	8.9	8.6	0.3
747-400 Cargo	13.1	18.4	(5.3)	13.0	18.0	(5.0)
747-400 Dreamlifter	1.8	3.6	(1.8)	2.7	3.6	(0.9)
777-200 Cargo	8.1	6.4	1.7	8.1	6.2	1.9
767-300 Cargo	23.7	25.0	(1.3)	23.8	25.3	(1.5)
767-200 Cargo	9.0	9.0	-	9.0	9.0	-
737-800 Cargo	5.0	1.8	3.2	5.0	0.9	4.1
737-400 Cargo	4.6	5.0	(0.4)	4.8	5.0	(0.2)
767-200 Passenger	1.0	1.0	-	1.0	1.0	-
Total	75.1	78.4	(3.3)	76.3	77.6	(1.3)
Charter
747-8F Cargo	1.1	1.6	(0.5)	1.1	1.3	(0.2)
747-400 Cargo	19.4	15.2	4.2	18.8	15.1	3.7
777-200 Cargo	0.6	-	0.6	0.3	-	0.3
767-300 Cargo	0.3	-	0.3	0.2	-	0.2
747-400 Passenger	5.0	4.0	1.0	5.0	4.0	1.0
767-300 Passenger	4.8	4.9	(0.1)	4.8	4.9	(0.1)
Total	31.2	25.7	5.5	30.2	25.3	4.9
Dry Leasing
777-200 Cargo	7.0	7.0	-	7.0	7.5	(0.5)
767-300 Cargo	21.0	21.0	-	21.0	21.3	(0.3)
757-200 Cargo	-	1.0	(1.0)	0.2	1.0	(0.8)
737-300 Cargo	1.0	1.0		1.0	1.0	-
737-800 Passenger	-	1.0	(1.0)	0.3	1.0	(0.7)
Total	29.0	31.0	(2.0)	29.5	31.8	(2.3)
Less: Aircraft Dry Leased to CMI customers	(21.0)	(23.0)	(2.0)	(21.0)	(23.3)	(2.3)
Total Operating Average Aircraft Equivalents	114.3	112.1	2.2	115.0	111.4	3.6

Out-of-Service[2]	1.7	1.0	0.7	3.5	0.5	3.0

1 ACMI average fleet excludes spare aircraft provided by CMI customers.

2 Out-of-service includes aircraft that are either temporarily parked or held for sale.